SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549



                                      FORM 8-A/A

                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


                               Fieldcrest Cannon, Inc.

                (Exact name of registrant as specified in its charter)

                    Delaware                                56-0586036

     (State of incorporation or organization           (I.R.S. Employer
                                                        Identification No.)

          One Lake Drive, Kannapolis, NC                      28081

     (Address of principal executive offices                (Zip Code)



          If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

          If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

          Securities to be registered pursuant to Section 12(b) of the Act:

               Title of each class           Name of each exchange on which
               to be so registered           each class is to be registered

        Preferred Stock Purchase Rights       New York Stock Exchange, Inc.



          Securities to be registered pursuant to Section 12(g) of the Act:

                                         None

                                   (Title of Class)



                                                          Total Pages 3
                                                          Page 1
                                                          Exhibit Index Page 3







          ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

               On February 6, 1997, the Company amended the Rights Agreement, dated as of November 24, 1993, between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agreement"), by entering into the First Amendment thereto (the "Amendment"). (The full text of the Rights Agreement is set forth in Exhibit 1 of the Company's Registration Statement on Form 8-A dated December 6, 1993, which registration statement and exhibit are incorporated herein by reference.) The Amendment provides that an "Acquiring Person" (as defined in the Rights Agreement) shall not include a person who would otherwise be an Acquiring Person under such definition if the Company's Board of Directors determines in good faith that such person has become such inadvertently, and such person divests as promptly as practicable a sufficient number of shares of Common Stock (as defined in the Rights Agreement) so that such person would no longer otherwise be an Acquiring Person under such definition. The amendment also provides that a transaction of the type described in the preceding sentence shall not constitute a "Section 11(a)(ii) Event" (as defined in the Rights Agreement). The full text of the Amendment is set forth in Exhibit 1 hereto. The foregoing description is only a summary and is qualified in its entirety by reference to such Exhibit.










          ITEM 2.  EXHIBITS.

          Exhibit No.   Description
               1        First Amendment, dated February 6, 1997, to  Rights
                        Agreement, dated  as of November 24,  1993, between
                        Fieldcrest  Cannon,  Inc. and  The  First  National
                        Bank  of  Boston,  as  Rights  Agent  (incorporated
                        herein   by  reference  to   Exhibit  4.1   to  the
                        Registrant's  Current  Report  on  Form  8-K  dated
                        February 14, 1997).

          /TABLE

                                      SIGNATURES


             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.



                                      FIELDCREST CANNON, INC.


                                      By: /s/ T. R. Staab
                                            T. R. Staab
                                            Vice President and
                                            Chief Financial Officer



          Date:  February 18, 1997













                                    EXHIBIT INDEX

          Exhibit No.   Description
             1          First Amendment, dated February 6,  1997, to Rights
                        Agreement, dated  as of November  24, 1993, between
                        Fieldcrest  Cannon,  Inc.  and  The First  National
                        Bank  of  Boston,  as  Rights  Agent  (incorporated
                        herein   by  reference   to  Exhibit   4.1  to  the
                        Registrant's  Current  Report  on  Form  8-K  dated
                        February 14, 1997.

          /TABLE

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